As filed with the Securities and Exchange Commission on December 1, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZORAN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-2794449
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1390 Kifer Road, Sunnyvale, California	94086
(Address of Principal Executive Offices)	(Zip Code)

Microtune, Inc. 2010 Stock Plan

Amended and Restated Microtune, Inc. 2000 Stock Plan

(Full title of the plan)

Levy Gerzberg

President and Chief Executive Officer

Zoran Corporation

1390 Kifer Road

Sunnyvale, California 94086

(Names and address of agent for service)

(408) 523-6500

(Telephone number, including area code, of agent for service)

Copies to:

Timothy Curry, Esq.

Jones Day

1755 Embarcadero Road

Palo Alto, California 94303

(650) 739-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.001 per share, to be issued pursuant to assumed restricted stock units (2)	1,362,111(2)	$6.97	$9,493,914	$676.92

(1)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock, par value $0.001 per share (the “Common Stock”), of Zoran Corporation, a Delaware corporation (the “Registrant”), that become issuable in respect of the shares identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Represents shares subject to issuance upon settlement of outstanding restricted stock units granted under the Microtune, Inc. 2010 Stock Plan and the Amended and Restated Microtune, Inc. 2000 Stock Plan (collectively, the “Plans”) and assumed by the Registrant pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 7, 2010, by and among the Registrant, Maple Acquisition Corp. (a wholly-owned subsidiary of the Registrant), and Microtune, Inc.
(3)	Estimated solely for purposes of calculating the amount of the registration fee, calculated pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sales prices of the Common Stock on November 29, 2010, as reported on the Nasdaq Global Market.

EXPLANATORY NOTE

The Registrant is filing this Registration Statement on Form S-8 in connection with restricted stock units granted under the Plans, which the Registrant assumed upon the closing of its acquisition of Microtune, Inc. pursuant to the terms of the Merger Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the Commission and are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Commission on March 1, 2010 (File No. 000-27246);

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March, 31, 2010, June 30, 2010 and September 30, 2010, filed with the Commission on May 5, 2010, August 6, 2010 and November 5, 2010, respectively (each, File No. 000-27246);

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on June, 4, 2010, June 29, 2010, September 8 ,2010, September 9, 2010, September 14, 2010 and October 29, 2010 (each, File No. 000-27246); and

(d)	the description of the Registrant’s Common Stock contained in its Registration Statement on Form SB-2 filed with the Commission on December 15, 1995, and any other amendment or report filed for the purpose of updating such description (File No. 001-57045).

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered have been sold or deregistering all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 102(b) of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director of the corporation for the breach of a fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 145 of the DGCL provides, in general, that each director and officer of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was a director or officer, if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. The Registrant’s Bylaws provide for indemnification of its directors to the fullest extent permitted by the DGCL. The Registrant’s Bylaws also empower it to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Registrant has entered into indemnification agreements with its directors and certain of its officers that provide that, to the fullest extent permitted by the DGCL and subject to certain exceptions, the Registrant shall indemnify, defend and hold harmless the respective director or officer against any threatened, asserted, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative arising out of or resulting from, among other things, any actual, alleged or suspected act or failure to act by the director or officer in his or her capacity as a director, officer, employee or agent of the Registrant.

The Registrant also maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any director or officer of the Registrant against expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The premiums for such insurance are paid by the Registrant.

Item 7.	Exemption from Registration Claimed

Not applicable

Item 8.	Exhibits

See the attached Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i. to include any prospectus required by section 10(a)(3) of the Securities Act;

ii. to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on December, 1 2010.

ZORAN CORPORATION

By:	/S/ LEVY GERZBERG
Levy Gerzberg President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, Each person whose signature appears below constitutes and appoints Levy Gerzberg and Karl Schneider, and each of them, as his true and lawful attorneys in fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the registration statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ LEVY GERZBERG	President, Chief Executive Officer and Director (Principal Executive Officer)	December 1, 2010
Levy Gerzberg

/S/ KARL SCHNEIDER	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	December 1, 2010
Karl Schneider

/S/ UZIA GALIL	Chairman of the Board of Directors	December 1, 2010
Uzia Galil

/S/ RAYMOND A. BURGESS	Director	December 1, 2010
Raymond A. Burgess

/S/ DR. JAMES D. MEINDL	Director	December 1, 2010
Dr. James D. Meindl

/S/ JAMES B. OWENS, JR.	Director	December 1, 2010
James B. Owens, Jr.

/S/ ARTHUR B. STABENOW	Director	December 1, 2010
Arthur B. Stabenow

/S/ PHILIP M. YOUNG	Director	December 1, 2010
Philip M. Young

EXHIBIT INDEX

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit No.	Filing Date

4.1	Microtune, Inc. 2010 Stock Plan (“2010 Plan”)	DEF 14A	000-31029-40	N/A	04/09/10

4.2	Amended and Restated Microtune, Inc. 2000 Stock Plan (“2000 Plan”)	DEF 14A	000-31029-40	N/A	03/12/09

4.3	Form of Common Stock Equivalent Agreement under the 2000 Plan	8-K	000-31029-40	10.1	06/08/06

5.1*	Opinion of Jones Day, counsel to Zoran Corporation

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of PricewaterhouseCoopers LLP

23.3*	Consent of Jones Day (included in Exhibit 5.1)

24.1*	Powers of Attorney (included in this Registration Statement under “Signatures”)

*	Filed herewith.